UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                                AURORA FOODS INC.
                                -----------------
                                (Name of issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                          -----------------------------
                         (Title of class of securities)

                                   05164B 10 6
                                   -----------
                                 (CUSIP number)

                               SEPTEMBER 20, 2000
        ---------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

- -------------------------------------
CUSIP No. 05164B 10 6                            13G/A
- -------------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         McCown De Leeuw & Co. III, L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California, United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    10,377,769
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           6,640,188
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,377,769
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.6%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MDC Management Company III, L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California, United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    10,849,175
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           7,111,594
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,849,175
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.3%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         McCown De Leeuw & Co. III (Europe), L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    471,406
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           471,406
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         471,406
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .7%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         McCown De Leeuw & Co. (Asia), L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    110,479
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           110,479
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         110,479
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .2%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MDC Management Company IIIA, L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California, United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    110,479
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           110,479
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         110,479
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .2%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gamma Fund LLC
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    143,634
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           143,634
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         143,634
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .2%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         McCown De Leeuw & Co. IV, L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California, United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    6,626,454
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           6,626,454
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,626,454
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.3%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MDC Management Company IV, LLC
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California, United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    6,766,183
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           6,766,183
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,766,183
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.5%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Delta Fund LLC
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    107,309
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           107,309
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         107,309
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .2%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         McCown De Leeuw & Co. IV Associates, L.P.
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California, United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    139,728
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           139,728
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         139,728
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .2%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David E. De Leeuw
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    17,976,779
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           14,239,198
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,976,779
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         25.3%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         George E. McCown
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    17,976,779
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           14,239,198
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,976,779
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         25.3%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
- -------- -----------------------------------------------------------------------

- ---------------------------------
CUSIP No. 05164B 10 6                         13G/A
- ---------------------------------


- -------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ronald S. Orr
- -------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
- -------- -----------------------------------------------------------------------
3        SEC USE ONLY

- -------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
- ---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    17,976,779
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           14,239,198
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    0
- -------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,976,779
- -------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
- -------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         25.3%
- -------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
- -------- -----------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  Aurora Foods Inc. (the "Issuer")

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The address of the Issuer's principal executive offices is 1000 St. Louis Union Station, Suite 300, St. Louis, Missouri 63103.

ITEM 2(A).        NAME OF PERSON FILING:

                  The undersigned hereby file this statement on behalf of McCown De Leeuw & Co. III, L.P. ("MDC III"), MDC Management Company III, L.P. ("MDC Management III"), McCown De Leeuw & Co. III (Europe), L.P. ("MDC III (Europe)"), McCown De Leeuw & Co. III (Asia), L.P. ("MDC III (Asia)"), MDC Management Company IIIA, L.P. ("MDC Management IIIA"), Gamma Fund LLC ("Gamma Fund"), McCown De Leeuw & Co. IV, L.P. ("MDC IV"), MDC Management Company IV, LLC ("MDC Management IV"), Delta Fund LLC ("Delta Fund"), McCown De Leeuw & Co. IV Associates, L.P. ("MDC IVA"), David E. De Leeuw, George E. McCown and Ronald S. Orr. MDC III, MDC Management III, MDC III (Europe), MDC III (Asia), MDC Management IIIA, Gamma Fund, MDC IV, MDC Management IV, Delta Fund, MDC IVA, David E. De Leeuw, George E. McCown and Ronald S. Orr are sometimes hereinafter referred to collectively as the "Reporting Persons" or individually as a "Reporting Person."

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business office of MDC III, MDC Management III, MDC III (Europe), MDC III (Asia), MDC Management IIIA, Gamma Fund, MDC IV, MDC Management IV, Delta Fund, MDC IVA, and George E. McCown is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, California 94025.

                  The principal business office of David E. De Leeuw is McCown De Leeuw & Co., Inc., 65 E. 55th Street, New York, New York 10022.

                  The principal business office of Ron S. Orr is 520 Washington Blvd., #389, Marina Del Rey, CA 90292.

ITEM 2(C).        CITIZENSHIP:

                  MDC III, MDC Management III, MDC Management IIIA, MDC IV and MDC IVA are all California limited partnerships. MDC III (Europe) and MDC III
(Asia) are Bermuda limited partnerships. Gamma Fund, MDC Management IV and Delta Fund are California limited liability companies. David E. De Leeuw, George E. McCown and Ronald S. Orr are citizens of the United States of America.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  The title of the securities is common stock, par value $0.01 (the "Common Stock").

ITEM 2(E).        CUSIP NUMBER:

                  05164B 10 6

ITEM 3.  Not applicable.

ITEM 4.  OWNERSHIP.


                                              Amount                                       Shared         Sole          Shared
                                           Beneficially     Percent of     Sole Voting     Voting     Dispositive    Dispositive
                                              Owned           Class           Power         Power        Power          Power
                                              -----           -----           -----         -----        -----          -----
McCown De Leeuw & Co. III, L.P.(1)         10,377,769           14.6%       10,377,769        0         6,640,188         0
MDC Management Company III, L.P.(2)        10,849,175           15.3%       10,849,175        0         7,111,594         0
McCown De Leeuw & Co. III (Europe),           471,406             .7%          471,406        0           471,406         0
L.P.(3)
McCown De Leeuw & Co. III (Asia), L.P.(4)     110,479             .2%          110,479        0           110,479         0
MDC Management Company IIIA, L.P.(5)          110,479             .2%          110,479        0           110,479         0
Gamma Fund LLC(6)                             143,634             .2%          143,634        0           143,634         0
McCown De Leeuw & Co. IV, L.P.(7)           6,626,454            9.3%        6,626,454        0         6,626,454         0
MDC Management Company IV, LLC(8)           6,766,183            9.5%        6,766,183        0         6,766,183         0
Delta Fund LLC(9)                             107,309             .2%          107,309        0           107,309         0
McCown De Leeuw & Co. IV Associates,          139,728             .2%          139,728        0           139,728         0
L.P.(10)
David E. De Leeuw(11)                      17,976,779           25.3%       17,976,779        0        14,239,198         0
George E. McCown(12)                       17,976,779           25.3%       17,976,779        0        14,239,198         0
Ronald S. Orr(13)                          17,976,779           25.3%       17,976,779        0        14,239,198         0

- ------------------------


1    Includes  3,737,581  shares  of  Common  Stock  held by  California  Public
     Employees Retirement System for which MDC III has an irrevocable proxy which provides the power to vote all of the securities held by California
     Public Employees Retirement System. Included within the foregoing amount are 621,919 shares of cumulative convertible preferred stock of the Issuer
     (the "Convertible Preferred Stock"), which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 742,589.85 shares of Common Stock.

2 Includes 10,377,769 shares owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III and 471,406 shares owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III. Included within the foregoing amount are 621,919 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 742,589.85 shares of Common Stock.

3 Includes 44,152 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 52,718.81 shares of Common Stock.

4 Includes 10,347 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 12,354.63 shares of Common Stock.

5 Includes 110,479 shares owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA.

6 Includes 13,453 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 16,063.28 shares of Common Stock.

7 Includes 620,633 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 741,054.33 shares of Common Stock.

8 Includes 6,626,454 shares owned by MDC IV, an investment partnership whose general partner is MDC Management IV and 139,728 shares owned by MDC IVA, an investment partnership whose general partner is MDC Management IV.

9 Includes 10,051 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 12,001.19 shares of Common Stock.

10 Includes 13,087 shares of Convertible Preferred Stock, which assuming no dividends and an initial conversion price of $3.35, subject to adjustment in accordance with the certificate of designation shall be convertible into 15,626.27 shares of Common Stock.

11 Includes 10,377,769 shares of Common Stock owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III, 471,406 shares of Common Stock owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III, 110,479 shares of Common Stock owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA, 143,634 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 6,626,454 shares of Common Stock owned by MDC IV, an investment partnership whose general partner is MDC Management IV, 107,309 shares of Common Stock owned by Delta Fund LLC, a California limited liability company and 143,634 shares of Common Stock owned by MDC IVA, an investment partnership whose general partner is MDC Management IV. Mr. De Leeuw is a managing general partner of each of MDC Management III and MDC Management IIIA, a managing member of MDC Management IV and a member of Gamma Fund and Delta Fund.
      Other than 10,000 shares of Common Stock that Mr. De Leeuw directly owns and 2,000 shares of Common Stock held in trust for Mr. De Leeuw's son, Mr.
      De Leeuw has no direct ownership of any shares of Common Stock except to the extent of his proportionate partnership interest in MDC Management III and MDC Management IIIA and membership interest in MDC Management IV,
      Gamma Fund and Delta Fund.

12 Includes 10,377,769 shares of Common Stock owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III, 471,406 shares of Common Stock owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III, 110,479 shares of Common Stock owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA, 143,634 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 6,626,454 shares of Common Stock owned by MDC IV, an investment partnership whose general partner is MDC Management IV, 107,309 shares of Common Stock owned by Delta Fund LLC, a California limited liability company and 139,728 shares of Common Stock owned by MDC IVA, an investment partnership whose general partner is MDC Management IV. Mr. McCown is a general partner of each of MDC Management III and MDC Management IIIA, a managing member of MDC Management IV and a member of Gamma Fund and Delta Fund. Mr. McCown has no direct ownership of any shares of Common Stock except to the extent of his proportionate partnership interest in MDC Management III and MDC
      Management IIIA and membership interest in MDC Management IV, Gamma Fund and Delta Fund.

13 Includes 10,377,769 shares of Common Stock owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III, 471,406 shares of Common Stock owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III, 110,479 shares of Common Stock owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA, 143,634 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 6,626,454 shares of Common Stock owned by MDC IV, an investment partnership whose general partner is MDC Management IV, 107,309 shares of Common Stock owned by Delta Fund LLC, a California limited liability company and 139,728 shares of Common Stock owned by MDC IVA, an investment partnership whose general partner is MDC Management IV. Mr. Orr is an operating affiliate of McCown De Leeuw & Co. Mr. Orr directly owns 3,500 shares of Common Stock.

                  In addition to the above, the voting members of Gamma Fund LLC and Delta Fund LLC are George E. McCown, David E. De Leeuw, Robert B. Hellman, Jr., and Steven A. Zuckerman, who are also the only general partners of MDC Management III and MDC Management IIIA and the only managing members of MDC Management IV. Voting and dispositive decisions regarding the securities are made by Mr. McCown and Mr. De Leeuw, as Managing General Partners of each of MDC Management III and MDC Management IIIA who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of such entity and by a vote or consent of all of the managing members of MDC Management IV. Voting and dispositive decisions regarding securities owned by Delta Fund and Gamma Fund are made by a vote or consent of a majority in number of the voting members of Gamma Fund and Delta Fund. Messrs. McCown, Hellman and Zuckerman have no direct ownership of any securities and disclaim beneficial ownership of such shares except, in the case of Gamma Fund and Delta Fund, to the extent of their proportionate membership interests. Mr. De Leeuw has direct ownership of only the 10,000 shares of Common Stock disclosed above, and disclaims beneficial ownership of all other shares (including those held in trust for his son) except, in the case of Gamma Fund LLC and Delta Fund LLC, to the extent of his proportionate membership interests. Mr. Orr is an operating affiliate of MDC. Mr. Orr has direct ownership of only the 3,500 shares of common stock disclosed above and disclaims beneficial ownership of all other shares. Except to the extent set forth above, each Reporting Person disclaims beneficial ownership of any shares of Issuer's Common Stock held by any of the other Reporting Persons. Each Reporting Person disclaims participation in any "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the securities of the Issuer; however, in the event a group were to be found to exist with respect to the Issuer, each Reporting Person could be deemed to be the beneficial owner of the shares beneficially owned by the other Reporting Persons, which beneficial ownership would total 17,976,779 shares of the Issuer's Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Under certain circumstances set forth in the partnership agreements or the operating agreement, as the case may be, of the Reporting Persons, the general partners, limited partners and/or the members of each of the Reporting Persons have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of the Issuer owned by each of the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Neither the filing of this statement nor any of its contents shall be deemed to constitute an admission that any Reporting Person is acting with any other Reporting Person as a member of a "group" with respect to the securities of the Issuer for purposes of Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder, or for any other purpose, and the existence of any such "group" is expressly disclaimed hereby. The agreement required by Rule 13d-1(k)(1) is attached hereto as Exhibit A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


                         MCCOWN DE LEEUW & CO. III, L.P.
                         By:  MDC MANAGEMENT COMPANY III, L.P., its General
                              Partner

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    General Partner


                         MDC MANAGEMENT COMPANY III, L.P.

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    General Partner


                         MCCOWN DE LEEUW & CO. III (EUROPE), L.P.
                         By:  MDC MANAGEMENT COMPANY III, L.P., its General
                              Partner

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    General Partner


                         MCCOWN DE LEEUW & CO. III (ASIA), L.P.
                         By: MDC MANAGEMENT COMPANY IIIA, L.P., its General Partner

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    General Partner


                         MDC MANAGEMENT COMPANY IIIA, L.P.

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    General Partner


                         GAMMA FUND LLC

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    Member


                         MCCOWN DE LEEUW & CO. IV, L.P.
                         By:  MDC MANAGEMENT COMPANY IV, LLC, its General
                              Partner

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    Member


                         MDC MANAGEMENT COMPANY IV, LLC

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    Member


                         DELTA FUND LLC

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    Member


                         MCCOWN DE LEEUW & CO. IV ASSOCIATES, L.P.
                         By:  MDC MANAGEMENT COMPANY IV, LLC, its General
                              Partner

                         By:  /s/ David E. De Leeuw
                              ---------------------------------------
                              Name:   David E. De Leeuw
                              Title:    Member

                              /s/ David E. De Leeuw
                              ---------------------------------------
                              David E. De Leeuw


                              /s/ George E. McCown
                              --------------------------------------
                              George E. McCown


                              /s/ Ronald S. Orr
                              -------------------------------------------
                              Ronald S. Orr

                                                                      Exhibit A
                                                                      ---------



                  Pursuant  to  Rule   13d-1(k)(1)  of  the  General  Rules  and
Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of them.

                            MCCOWN DE LEEUW & CO. III, L.P.
                            By: MDC MANAGEMENT COMPANY III, L.P., its General Partner

                            By:  /s/ David E. De Leeuw
                                 --------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    General Partner

                            MDC MANAGEMENT COMPANY III, L.P.

                            By:  /s/ David E. De Leeuw
                                 --------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    General Partner

                            MCCOWN DE LEEUW & CO. III (EUROPE), L.P.
                            By: MDC MANAGEMENT COMPANY III, L.P., its General Partner

                            By:  /s/ David E. De Leeuw
                                 --------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    General Partner

                            MCCOWN DE LEEUW & CO. III (ASIA), L.P.
                            By: MDC MANAGEMENT COMPANY IIIA, L.P., its General Partner

                            By:  /s/ David E. De Leeuw
                                 --------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    General Partner

                            MDC MANAGEMENT COMPANY IIIA, L.P.

                            By:  /s/ David E. De Leeuw
                                 --------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    General Partner

                            GAMMA FUND LLC

                            By:  /s/ David E. De Leeuw
                                 --------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    Member

                            MCCOWN DE LEEUW & CO. IV, L.P.
                            By: MDC MANAGEMENT COMPANY IV, LLC, its General Partner

                            By:  /s/ David E. De Leeuw
                                 ---------------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    Member

                            MDC MANAGEMENT COMPANY IV, LLC

                            By:  /s/ David E. De Leeuw
                                 ---------------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    Member

                            DELTA FUND LLC

                            By:  /s/ David E. De Leeuw
                                 ---------------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    Member

                            MCCOWN DE LEEUW & CO. IV ASSOCIATES, L.P.
                            By: MDC MANAGEMENT COMPANY IV, LLC, its General Partner

                            By:  /s/ David E. De Leeuw
                                 ---------------------------------------
                                 Name:   David E. De Leeuw
                                 Title:    Member


                                 /s/ David E. De Leeuw
                                 ---------------------------------------
                                 David E. De Leeuw


                                 /s/ George E. McCown
                                 --------------------------------------
                                 George E. McCown


                                 /s/ Ronald S. Orr
                                 -------------------------------------------
                                 Ronald S. Orr